Exhibit 10.1

Spectrum Group International, Inc.

AMENDMENT No. 1 TO GREGORY N. ROBERTS EMPLOYMENT AGREEMENT (As Amended and Restated as of February 14, 2013)

This Amendment No. 1 to that certain Employment Agreement, as amended and restated as of February 14, 2013) (this "Amendment") is entered into between SPECTRUM GROUP INTERNATIONAL, INC., a Delaware corporation (the "Company"), and GREGORY N. ROBERTS, an individual ("Mr. Roberts").

WHEREAS, the Company and Mr. Roberts are parties to an amended and restated Employment Agreement, dated as of February 14, 2013 (without giving effect to this amendment, the "Existing Agreement");

WHEREAS, the Company intends to distribute to its shareholders all of the shares of common stock of its A-Mark Precious Metals, Inc. (“A-Mark”) subsidiary (the “Distribution”), as more fully described in the Prospectus contained in Amendment No. 2 to the Company’s Registration Statement on Form S-1 filed with the Securities and Exchange Commission January 31, 2014 (the “Draft Prospectus”);

WHEREAS, at the effective time of the Distribution (the “Effective Time”), by mutual agreement of the parties and A-Mark, Mr. Roberts will cease to be an employee of the Company, and will become an employee of A-Mark upon the effectiveness of that certain Employment Agreement between A-Mark and Mr. Roberts (the “A-Mark Employment Agreement”), whose services will be provided to the Company pursuant to that certain Secondment Agreement between the Company and A-Mark dated February 12, 2014 (the “Secondment Agreement”); and

WHEREAS, the Company and Mr. Roberts desire to amend the Existing Agreement to effectuate his termination of employment and in certain other respects.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, the Company and Mr. Roberts hereby agree that the Existing Agreement is amended as follows:

1.    Employment; Term. The Term, as defined in Section 1 of the Existing Agreement, will end at the Effective Time. Thereupon. Mr. Roberts will cease to be an employee of the Company.

2.    Duties. At the Effective Time, Section 2 of the Existing Agreement (“Duties”) will cease to apply. However, Mr. Roberts shall not be required to resign his offices as Director of the Company and Chief Executive Officer of the Company (and other offices with then subsidiaries and affiliates of the Company) in connection with his termination of employment. After the Effective Time, service as a Director and officer of the Company (and other offices with then subsidiaries and affiliates of the Company) will continue if Mr. Roberts so consents and subject to the consent or approval of the Company’s stockholders as required from time to time (with regard to service as a Director), the Company Board of Directors and any other authorized party.

3.        Termination and Payment Obligations.

(a)    At the Effective Time, Mr. Roberts employment will be deemed to have terminated by the mutual agreement of the parties, in order to effectuate the separation of A-Mark from the Company.

(b)    At the Effective Time, all obligations of Company to pay compensation to Mr. Roberts under the Existing Agreement shall cease, except for payment by the Company of the following amounts to Mr. Roberts, to be paid as soon as practicable following the Effective Time (except for the substituted equity compensation identified in Section 3(b)(2) below), but in no event prior to the time such payment would not be subject to tax under Section 409A of the Code:

(1)	Any accrued but unpaid Base Salary for services rendered to the date of termination;

(2)
Stock options granted by the Company and held by Mr. Roberts at the Effective Time will be cancelled, with the intention and subject to A-Mark granting options to purchase A-Mark common stock in substitution for the cancelled Company stock options and subject to adjustment, all in a manner consistent with the cancellation, substitution and adjustments by the Company and A-Mark with respect to Company stock options held by other Company employees who will become employees of A-Mark; under the substituted and adjusted A-Mark stock options, Mr. Roberts’ service to A-Mark after the Effective Time will be treated as continued employment for purposes of vesting and determining early expiration or post-termination exercise periods of such substituted and adjusted stock options;

(3)	Any incurred but unreimbursed expenses required to be reimbursed pursuant to Section 3(d) or 3(f) of the Existing Agreement; and

(4)	Any vacation accrued and unused to the date of termination.

The Company will have no obligation to pay a performance bonus for fiscal 2014 under this Agreement if the Effective Time occurs before the end of fiscal 2014, but the Company and Mr. Roberts acknowledge and agree that the Company’s obligations under the Secondment Agreement relating to the bonus payable to Mr. Roberts constitutes consideration (in part) for the agreements set forth herein.

4.    From and after the Effective Time, the following rights and obligations under the Existing Agreement shall continue in effect for period(s) specified in this Section 4 or, if no period is specified, for the applicable period(s) under the Existing Agreement, or shall not apply if so stated below:

(a)    The Company’s obligations to indemnify Mr. Roberts under Section 3(g) of the Existing Agreement shall continue for so long as he is Director or officer of the Company and for a period of six years thereafter.

(b)    The Company’s right to recoupment under Section 3(i) of the Existing Agreement will continue to apply to compensation paid under the Existing Agreement.

(c)     The rights and obligations of the parties under Sections 6(b) - 6(i) of the Existing Agreement shall continue from and after the Effective Time, provided that (i) for purposes of those provisions Mr. Roberts’ service to the Company as an executive officer, Director or consultant shall be treated as continued employment; (ii) those provisions are subject to applicable terms and conditions of the Secondment Agreement (for clarity, no payment would be made under Section 6(h) for cooperation in litigation during any period in which Mr. Roberts is seconded to the Company under the Secondment Agreement); and (iii) actions by A-Mark (including its affiliates) or by Mr. Roberts in his capacity as a director or executive officer of A-Mark (or its affiliates), before or after the Effective Time, relating to hiring shall not be deemed to violate Section 6(b) of the Existing Agreement.

(d)    Section 6(a) of the Existing Agreement shall no longer apply.

(e)    No release shall be required to be executed by Mr. Roberts under Section 6(j) of the Existing Agreement.

(f)    Sections 7 through 15 of the Existing Agreement shall remain in effect in accordance with the terms thereof.

* * *

The undersigned hereby execute this Amendment effective as of February 12,2014.

SPECTRUM GROUP INTERNATIONAL, INC.

By:	/S/ CAROL MELTZER
Name:	Carol Meltzer
Title:	Executive Vice President and General Counsel

  Gregory N. Roberts

/S/ GREGORY N. ROBERTS